Exhibit 10.2

LETTER AGREEMENT BY AND BETWEEN

THE COMPANY AND G. CHRISTOPHER COLVILLE

May 3, 2013

G. Christopher Colville

5906 Masters Drive

Houston, TX 77069

Re: Offer Letter

Dear Chris:

This letter memorializes and confirms the offer by Signature Group Holdings, Inc., a Nevada corporation (the “Company”), to you to serve as the Company’s interim Chief Executive Officer effective beginning on April 12, 2013 (the “Commencement Date”). As the Chief Executive Officer, you will report directly to the Company’s Board of Directors (the “Board”) and shall have such duties and responsibilities as designated by the Board from time to time.

1. Compensation. In consideration of your willingness to serve on an interim basis as the Company’s Chief Executive Officer, your Board compensation will be increased by $25,000 per month, payable in cash. This letter shall continue to be in effect unless terminated in writing by either the Board or you.

Provided that you are still serving as the Company’s Chief Executive Officer on the sixth month anniversary of the Commencement Date, you shall be paid a bonus of $30,000, payable in cash. You may also be eligible to receive a discretionary bonus at the sole and absolute discretion of the Governance, Nominating and Compensation Committee.

Since you will be providing such services as a delegated responsibility in connection with your Board position, you will remain an independent contractor during said interim period. Unless and until a mutually acceptable longer term arrangement is agreed upon in writing, you will not be eligible to participate in the Company’s employee benefit plans (except as specifically set forth herein). Notwithstanding the foregoing, the Company shall deduct and withhold from the compensation payable to you hereunder any and all applicable federal, state and local income and employment withholding taxes and other amounts, but only to the extent such taxes or other amounts are required to be deducted or withheld by the Company under applicable law.

2. Restricted Stock. In connection with your agreement to take on the additional duties of the Chief Executive Officer, the Company will issue to you 250,000 shares (the “Shares”) of restricted Common Stock under the Company’s 2006 Performance Incentive Plan (the “Plan”), pursuant to that certain Restricted Stock Agreement between you and the Company dated May 3, 2013 (the “Restricted Stock Agreement”). Notwithstanding anything to the contrary in the Restricted Stock Agreement, in the event that you are not re-elected to the Company’s Board of Directors for any reason at the 2013 Annual Meeting of Stockholders (or any adjournment or postponement thereof), the Shares shall immediately accelerate in full and any repurchase right of the Company for any unvested Shares under the Restricted Stock Agreement shall lapse with respect to such unvested Shares. Except as set forth herein, the Shares shall continue to be subject to the terms and conditions of the Plan and the Restricted Stock Agreement.

3. Expense Reimbursement. You shall also be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by you in the performance of your duties hereunder (including but not limited to all reasonable travel expenses incurred in connection with Company business), provided that you furnish the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations offederal and state taxing authorities.

4. At-Will Engagement. Please be advised that your position as the interim Chief Executive Officer with the Company is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by the Board at any time, with or without advance notice, and for any or no particular reason or cause; provided however, that should the Board exercise its right of termination, without regard to the reasons therefor, prior to the six-month anniversary of the Commencement Date, you shall continue to receive the $25,000 monthly payment, as liquidated damages, for such periods as contemplated to have been paid pursuant to Section I above.

5. Section 409A—Pavment Timing Issues. Notwithstanding anything to the contrary in this letter, to the extent any portion of the amounts payable to you pursuant to this letter is deemed to constitute deferred compensation under Section 409A of the Internal Revenue Code of 1986, as may be amended from time to time (“Section 409A”), you agree that any payments or benefits to which you may become entitled under this letter that are subject to Section 409A shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A, and such payments or benefits shall be paid or distributed to you (or your estate) during the thirty (30) day period commencing on the earlier of (i) the first day of the seventh month following your “separation from service” as defined under Section 409A; or (ii) the date of your death. Upon the expiration of the applicable period of delay under this Section 5, all payments deferred pursuant to this Section will be paid or distributed to you (or your estate) in a lump sum payment. The remaining payments (if any) to which you are entitled under this letter will be paid as they become due and payable hereunder. In no event will you have any control over the payment dates of the amounts payable to you under this letter

6. Entire Agreement; Amendment. This letter, together with the documents expressly referenced in this Jetter, shall constitute the entire agreement and understanding of the Company and you with respect to the terms and conditions of your engagement as the Company’s Chief Executive Officer and supersedes all prior and contemporaneous written or verbal agreements and understandings between you and the Company relating to such subject matter. This letter may only be amended by written instrument signed by you and an authorized officer of the Company.

7. Governing Law. The provisions of this letter will be construed and interpreted under the laws of the State of Nevada. If any provision of this letter as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter , or the enforceability or invalidity of this letter as a whole. Should any provision of this letter become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter shall continue in full force and effect.

Upon your acceptance of this offer, please acknowledge your agreement to the tenns set forth in this letter by signing in the designated space below. A copy of this letter is enclosed for your records. This letter may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

If you have any questions regarding this letter, please do not hesitate to call me.

Sincerely,

/s/ Chris Manderson
Chris Manderson
Executive Vice President and
General Counsel

I accept and agree to be bound by the terms and conditions of this letter.

/s/ G. Christopher Colville	Date:	May 3, 2013